American Dairy Announces Termination of SEC Investigation

BEIJING, and LOS ANGELES, June 22 /PRNewswire–FirstCall/ – American Dairy, Inc. (NYSE: ADY) (“American Dairy” or the “Company”), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced that it has received a letter from the Securities and Exchange Commission (the “SEC”) that the SEC’s investigation into the Company has been completed and that the SEC does not intend to recommend any enforcement action.

The letter concludes the SEC’s informal inquiry, which commenced in 2007 and related to individuals and entities that had provided accounting or certain advisory services to the Company, including Murrell, Hall, McIntosh & Co. PLLP and Henny Wee & Co., who the Company terminated in December 2007.

Mr. Leng You-Bin, the Company's Chief Executive Officer, stated, “We are extremely pleased to announce the termination of the investigation.  We believe this marks an important milestone in our efforts to restore investors’ confidence in our Company.”

Mr. Jonathan Chou, the Company's Chief Financial Officer, commented, “With the informal investigation behind us, we remain committed to building the leading infant formula company in China going forward.”

About American Dairy, Inc.
American Dairy, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice walnut products in the People’s Republic of China.  American Dairy conducts operations in China through its wholly owned subsidiary, Feihe Dairy.  Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Shanxi, and Langfang.  Using proprietary processing techniques, American Dairy makes products that are specially formulated for particular ages, dietary needs and health concerns.  American Dairy has over 200 company-owned milk collection stations, six production facilities with an aggregate milk powder production capacity of approximately 1,220 tons per day and an extensive distribution network that reaches over 50,000 retail outlets throughout China.  For more information about American Dairy, please visit http://www.americandairyinc.com.

CONTACT
Integrated Corporate Relations, Inc.
In the United States: Ashley Ammon: 203-682-8200
In China: Wei-Jung Yang: 86-10-6599-7968